Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	CONTACTS:	Watson Pharmaceuticals, Inc.
Patty Eisenhaur
Director, Investor Relations
(951) 493-5611

WATSON PHARMACEUTICALS REPORTS
SECOND QUARTER 2006 RESULTS

CORONA, CA – August 8, 2006 – Watson Pharmaceuticals, Inc. (NYSE: WPI), a leading specialty pharmaceutical company, today reported financial results for its second quarter ended June 30, 2006.

Net revenue for the second quarter increased 23 percent to $510.4 million, compared to $416.3 million for the second quarter ended June 30, 2005.  Second quarter total net revenue growth was driven by higher product sales in the Company’s Generic division as a result of new products launched since the second quarter of 2005.

The Company recorded a net loss for the second quarter of $15.6 million, or $0.15 per basic and diluted share, compared to net income of $40.4 million, or $0.35 per diluted share, for the same period of 2005.  The net loss for the second quarter included a $67.0 million non-cash asset impairment charge ($41.6 million, net of tax) related primarily to Actigall® and Alora® product rights, and $6.7 million ($4.2 million, net of tax) of facility rationalization costs.  Excluding these charges, adjusted net income and earnings per share for the second quarter of 2006 were $30.2 million and $0.27 respectively.  A table reconciling reported net income and earnings per share to adjusted net income and earnings per share is provided below.

Cash flow from operations for the second quarter was $60.5 million.  For the first six months of 2006, cash flow from operations increased 10 percent to $196.2 million, compared to $178.9 million in the prior year period.  Cash and marketable securities were $769.4 million as of June 30, 2006.

“We are pleased with the progress made over the last several months as we continue to implement our strategic initiatives aimed at expanding our pipeline and lowering our cost structure,” began Allen Chao, Ph.D., Watson’s Chairman and Chief Executive Officer.  “Our generic product pipeline has 49 ANDAs on file with the FDA and we continue to make progress towards the introduction of several new generic products later in the year.  Assuming we launch these new products, we remain on track to achieve the operating targets we provided in May 2006.”

“Activities surrounding the closure and divesture of our Puerto Rico and Phoenix facilities are well underway, with completion of these important projects anticipated by early 2007.  Additionally, we are pleased to report that the expansion of our operations in India is on track, with senior management in place for all critical functions.”

 “With respect to the Andrx acquisition, integration planning is underway and we look forward to closing the transaction,” Dr. Chao said.

For the six months ended June 30, 2006, total net revenue increased 12 percent to $917.6 million, as compared to $817.1 million for the first six months of 2005.  Net income for the first six months of 2006 was $9.6 million, or $0.09 per basic and diluted share, as compared to net income of $79.1 million, or $0.67 per diluted share, for the same period of 2005.

Second Quarter 2006 Results

Net Revenues

	Three Months Ended June 30,
($ in millions):	2006	2005	Change

Generic products
Generics	$340.8	$234.5	45%
Generic oral contraceptives	78.6	78.0	1%
Total generic product sales	419.4	312.5	34%
% of product net sales	83%	76%

Brand products
Specialty Products	44.5	54.7	(19)%
Nephrology	43.6	46.0	(5)%
Total brand product sales	88.1	100.7	(13)%
% of product net sales	17%	24%

Total product net sales	507.5	413.2	23%
Other	2.9	3.1	(7)%
Total net revenues	$510.4	$416.3	23%

	Six Months Ended June 30,
	2006	2005	Change

Generic products
Generics	$586.3	$446.0	31%
Generic oral contraceptives	154.6	159.6	(3)%
Total generic product sales	740.9	605.6	22%
% of product net sales	81%	75%
Brand products
Specialty Products	83.5	118.2	(29)%
Nephrology	87.8	87.1	1%
Total brand products	171.3	205.3	(17)%
% of product net sales	19%	25%
Total product net sales	912.2	810.9	12%
Other	5.4	6.2	(12)%
Total net revenues	$917.6	$817.1	12%

Generic product sales for the second quarter increased $107.0 million or 34 percent to $419.4 million, compared to $312.5 million in the prior year period, primarily due to the Company’s launch of pravastatin sodium tablets during the quarter and the addition of oxycodone HCl controlled-release tablets C-II in the fourth quarter 2005.  Pravastatin sodium tablets are the authorized generic version of Bristol-Myers Squibb’s Pravachol® product.  On a sequential quarter basis, generic product sales increased $98.0 million or 30 percent from the first quarter 2006, largely due to the launch of pravastatin sodium.

“Our base generic business remains solid and we have seen relatively stable pricing in the marketplace since the first quarter,” continued Dr. Chao.  “Excluding the launch of pravastatin sodium, our generic business grew in both sales and gross profit compared to the first quarter, despite higher facility rationalization costs.”

Brand product sales for the second quarter decreased $12.6 million or 13 percent to $88.1 million, compared to $100.7 million in the second quarter of 2005, due primarily to a decline in sales of Specialty Products.  On a sequential quarter basis, brand product sales increased six percent from the first quarter 2006.

Gross Margin

	Three Months Ended
	June 30,
	2006	2005

Overall consolidated gross margin	35.2%	49.3%

Generic product sales	26.9%	39.8%
Brand product sales	72.4%	77.1%
Gross margin on product net sales	34.8%	48.9%

Gross profit was $179.5 million in the second quarter of 2006, compared to $205.1 million for the second quarter of 2005 and $172.5 million in the first quarter 2006.  The decrease in gross profit compared to the prior year period was due primarily to lower brand product sales and lower generic product pricing from the year ago period.  The increase in gross profit over the first quarter 2006 was due to increased generic product sales, partially offset by higher facility rationalization costs.

Overall gross margin was 35.2 percent in the second quarter of 2006 compared to 49.3 percent in the second quarter of 2005 and 42.4 percent in the first quarter 2006, due to a decrease in both generic and brand product gross margins.  The decrease in generic product gross margin compared to the prior year period was due primarily to the addition of pravastatin sodium tablets and oxycodone HCl controlled-release tablets, both distributed generic products with lower gross margins.  Additionally, facility rationalization costs contributed to the decline in generic product gross margins.  The decrease in brand product gross margin was due primarily to higher brand product manufacturing costs.

Research and development investment decreased slightly to $31.1 million in the second quarter of 2006 compared to $31.5 million in the same period of 2005.

Selling, general and administrative expenses for the second quarter of 2006 increased $2.6 million, or four percent, to $70.8 million, compared to $68.1 million in the second quarter of 2005.

Generic Research and Development

During the second quarter 2006, Watson submitted 10 new Abbreviated New Drug Applications (ANDAs) with the Food and Drug Administration (FDA).  The Company’s generic pipeline currently has 49 Abbreviated New Drug Applications (ANDAs) on file with the FDA.  Included in the 49 ANDAs on file are 12 products that have received tentative approval and nine products that are potential first-to-file or shared exclusivity opportunities.

Brand Research and Development

In Watson’s brand product pipeline, the Company has initiated Phase III studies on its gel formulation of oxybutynin for overactive bladder.  Additionally, the Company remains on target to complete the efficacy portion of its Phase III studies for silodosin, a product under development for benign prostatic hyperplasia, in the third quarter 2006, followed by a one year open label study.

2006 Financial Outlook

Watson’s forecasts are based on the Company’s actual results for the first half of 2006, management’s current belief about prescription and pricing trends, customer inventory levels and the anticipated timing of future product launches.  The current forecast excludes the potential effects of the Company’s pending transaction to acquire all outstanding shares of common stock of Andrx Corporation.

Watson’s previously forecasted total net revenue estimate for the full year of 2006 remains unchanged at between $1.8 billion and $1.9 billion.  The Company’s forecast for 2006 Generic revenue is estimated at $1.4 billion to $1.5 billion and assumes the launches of generic versions of Flonase®, Duragesic® and Seasonale® during the later half of 2006.  The Company’s forecast for 2006 Brand revenue is between $350 million and $360 million.  GAAP earnings per diluted share for 2006 is expected to be between $0.89 and $0.97.  The full year earnings per diluted share forecast includes $41.6 million, net of tax, in expense related to the asset impairment charge.  Annual weighted average diluted shares outstanding are forecast to be 116.5 million shares.  Cash flow from operations for the full year of 2006 is expected to be between $325 million and $340 million.

Webcast and Conference Call Details

Watson will host a conference call and webcast today at 5:00 p.m. Eastern Daylight Time to discuss 2006 second quarter results, projections for the remainder of 2006 and recent corporate developments.  The dial-in number to access the call is (877) 251-7980, or from international locations, (706) 643-1573.  A taped replay of the call will be available by calling (800) 642-1687 with access pass code 2907472.  The replay may be accessed from international locations by dialing (706) 645-9291 and using the same pass code.  This replay will remain in effect until midnight Eastern Daylight Time, Friday, August 11, 2006.  To access the live webcast, go to Watson’s Investor Relations Web site at http://ir.watsonpharm.com.

About Watson Pharmaceuticals, Inc.

Watson Pharmaceuticals, Inc., headquartered in Corona, California, is a leading specialty pharmaceutical company that develops, manufactures, markets, sells and distributes brand and generic pharmaceutical products.  Watson pursues a growth strategy combining internal product development, strategic alliances and collaborations and synergistic acquisitions of products and businesses.

For press release and other company information, visit Watson Pharmaceuticals’ Web site at http://www.watsonpharm.com.

Forward-Looking Statement

Statements contained in this press release that refer to Watson’s estimated or anticipated future results or other non-historical facts are forward-looking statements that reflect Watson’s current perspective of existing trends and information as of the date of this release.  For instance, any statements in this press release concerning prospects related to Watson’s strategic initiatives, product introductions and anticipated financial performance are forward-looking statements.  It is important to note that Watson’s goals and expectations are not predictions of actual performance.  Watson’s performance, at times, will differ from its goals and expectations.  Actual results may differ materially from Watson’s current expectations depending upon a number of factors affecting Watson’s business.  These factors include, among others, the inherent uncertainty associated with financial projections; the impact of competitive products and pricing; successful consummation and integration of strategic transactions, including the Company’s March 16, 2006 acquisition of Sekhsaria Chemicals, Ltd. and its March 12, 2006 agreement to acquire all outstanding shares of common stock of Andrx Corporation (subject to obtaining the approval of antitrust authorities and other approvals necessary to complete the Andrx merger); the ability to recognize the anticipated synergies and benefits of strategic transactions; variability of revenue mix between the Company’s Brand and Generic business units; periodic dependence on a small number of products for a material source of net revenue or income; variability of trade buying patterns; changes in generally accepted accounting principles; risks that the carrying values of assets may be negatively impacted by future events and circumstances; timely and successful consummation and implementation of strategic initiatives; the timing and success of product launches; the difficulty of predicting the timing or outcome of product development efforts and FDA or other regulatory agency approvals or actions; the uncertainty associated with the identification and successful consummation of external business development transactions; market acceptance of and continued demand for Watson’s products; costs and efforts to defend or enforce intellectual property rights; difficulties or delays in manufacturing; the availability and pricing of third party sourced products and materials; successful compliance with FDA and other governmental regulations applicable to Watson’s and its third party manufacturers’ facilities, products and/or business; uncertainties related to the timing and outcome of litigation and other claims; changes in the laws and regulations, including Medicare and Medicaid, affecting among other things, pricing and reimbursement of pharmaceutical products; and such other risks and uncertainties detailed in Watson’s periodic public filings with the Securities and Exchange Commission, including but not limited to Watson’s Annual Report on Form 10-K for the year ended December 31, 2005 and Watson’s Quarterly Report on Form 10-Q for the period ended March 31, 2006.  Except as expressly required by law, Watson disclaims any intent or obligation to update these forward-looking statements.

Flonase® is a registered trademark of Glaxo Group Limited, Duragesic® is a registered trademark of Johnson&Johnson and Seasonale® is a registered trademark of Duramed Pharmaceuticals, Inc.

The following table presents Watson’s results of operations for the three and six months ended June 30, 2006 and 2005:

Table 1

Watson Pharmaceuticals, Inc.

Condensed Consolidated Statements of (Loss) Income

(Unaudited; in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2006	2005 Restated	2006	2005 Restated

Net revenues	$510,356	$416,266	$917,589	$817,094
Cost of sales (excludes amortization, presented below)	330,860	211,213	565,614	418,163
Gross profit	179,496	205,053	351,975	398,931

Operating expenses:
Research and development	31,125	31,486	60,962	60,324
Selling, general and administrative	70,774	68,125	137,524	131,776
Amortization	41,101	41,101	82,201	81,739
Loss on impairment	66,981	—	66,981	—
Total operating expenses	209,981	140,712	347,668	273,839
Operating (loss) income	(30,485)	64,341	4,307	125,092

Other income (expense):
Earnings (losses) on equity method investments	1,646	(997)	1,454	(875)
Gain on sale of securities	—	—	3,695	—
(Loss) on early extinguishment of debt	195	—	(525)	—
Interest income	6,913	4,546	13,165	8,652
Interest expense	(3,322)	(3,624)	(6,623)	(6,914)
Other (expense) income	(97)	185	8	(39)
Total other income, net	5,335	110	11,174	824

(Loss) income before income tax provision	(25,150)	64,451	15,481	125,916
(Benefit) provision for income taxes	(9,532)	24,002	5,867	46,854
Net (loss) income	$(15,618)	$40,449	$9,614	$79,062

Diluted (loss) earnings per share	$(0.15)	$0.35	$0.09	$0.67

Diluted weighted average shares outstanding	101,666	121,253	102,125	122,671

The following table presents Watson’s Condensed Consolidated Balance Sheets as of June 30, 2006 and December 31, 2005:

Table 2

Watson Pharmaceuticals, Inc.

Condensed Consolidated Balance Sheets

(Unaudited; in thousands)

	June 30,	December 31,
	2006	2005

Assets

Cash and cash equivalents	$600,411	$467,451
Marketable securities	169,037	162,475
Accounts receivable, net	347,813	333,832
Inventories	310,421	278,062
Other current assets	144,375	118,610
Property and equipment, net	449,375	436,149
Investments and other assets	88,898	76,051
Product rights, net	600,662	751,808
Goodwill	479,945	455,595
Total assets	$3,190,937	$3,080,033

Liabilities & Stockholders’ Equity

Current liabilities	$381,108	$245,670
Long-term debt	574,013	587,935
Deferred income taxes and other liabilities	104,526	142,187
Stockholders’ equity	2,131,290	2,104,241
Total liabilities & stockholders’ equity	$3,190,937	$3,080,033

The following table presents Watson’s Condensed Consolidated Statements of Cash Flows for the six months ended June 30, 2006 and 2005:

Table 3

Watson Pharmaceuticals, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited; in thousands)

	Six Months Ended
	June 30,
	2006	2005 Restated

Cash Flows from Operating Activities:
Net income	$9,614	$79,062
Reconciliation to net cash provided by operating activities:
Depreciation and amortization	106,770	101,378
Loss on impairment	66,981	—
Deferred income tax provision (benefit)	(61,857)	(12,130)
Provision for inventory reserve	10,701	29,584
Restricted stock and stock option compensation	6,653	—
Other adjustments to reconcile net income to net cash provided	(6,304)	1,254
Changes in assets and liabilities:
Accounts receivable, net	(13,618)	(19,799)
Inventories	(38,542)	2,407
Accounts payable and accrued expense	84,425	(5,893)
Income taxes payable	35,106	(8,541)
Other changes to assets and liabilities	(3,704)	11,622
Total adjustments	186,611	99,882
Net cash provided by operating activities	196,225	178,944

Cash Flows from Investing Activities:
Additions to property, equipment and product rights	(18,481)	(38,530)
Proceeds from sales of marketable securities	—	220,083
Acquisition of Sekhsaria	(29,664)	—
Other	(3,604)	1,000
Net cash (used in) provided by investing activities	(51,749)	182,553

Cash Flows from Financing Activities:
Redemption of senior unsecured notes	(14,585)	—
Repurchase of common stock	—	(182,585)
Proceeds from stock plans and other	7,283	11,175
Other	(4,214)	(5)
Net cash used in financing activities	(11,516)	(171,415)
Net increase in cash and cash equivalents	132,960	190,082
Cash and cash equivalents at beginning of period	467,451	298,653
Cash and cash equivalents at end of period	$600,411	$488,735

The following table presents a reconciliation of reported net income and earnings per diluted share to adjusted net income and earnings per share for the three months ended June 30, 2006:

Table 4

Watson Pharmaceuticals, Inc.

Reconciliation Table

	Three months ended
	June 30,
	2006	2006	2005
	GAAP	Adjusted	GAAP
			Restated
Diluted (loss) earnings per share calculation
Reported net (loss) income	$(15,618)	$(15,618)	$40,449
Add: Asset impairment charge, net of tax	-	41,595	-
Facility rationalization costs, net of tax	-	4,186	-
Net (loss) income, GAAP and adjusted	(15,618)	30,163	40,449
Add: Interest expense on CODES, net of tax	-	1,784	1,808
Net (loss) income, adjusted for interest on CODES	$(15,618)	$31,947	$42,257

Basic weighted average common shares outstanding	101,666	101,666	106,359
Effect of dilutive securities:
Conversion of CODES	-	14,357	14,357
Dilutive stock options	-	181	537
Diluted weighted average common shares outstanding	101,666	116,204	121,253

Diluted (loss) earnings per share - GAAP and adjusted	$(0.15)	$0.27	$0.35